                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM 8-K

                                    CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported): February 20, 1998

                               ------------------------


                               GLOBAL INTELLICOM, INC.
                (Exact name of registrant as specified in its charter)

        Nevada                        0-26684              13-3797104
        ------                        -------              ----------
(State or other jurisdiction  (Commission file number)   (I.R.S. Employer
     of incorporation)                                  Identification Number)

     747 Third Avenue, New York, New York                   10017
     -------------------------------------             ---------
     (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code: (212)750-3772
                                                    -------------

Item 5. Other Events.

Recent Equity Financing

     As of February 20, 1998, the Company has completed the sale of 2,200 shares of Series 6 Convertible Preferred Stock and 1,425 shares of Series 7 Convertible Preferred Stock to investors in private placement transactions, receiving aggregate net proceeds of $3,255,500 from the financing. Such financing proceeds have been used for the carrying of inventory and receivables and for reduction of accounts payable, increasing the Company's working capital base in order to sustain the Company's higher level of revenues and operations.

     As provided in the Certificates of Designation for the Series 6 and Series 7 Convertible Preferred Stock, such shares have a liquidation preference of $1,000 each, are non-voting, and carry a dividend of $50.00 per year, payable semi-annually. At the election of the Company, dividends may be paid in shares of Common Stock, priced at the five-day average closing bid price of common shares prior to the dividend record date. Shares of Series 6 and Series 7 Preferred Stock are convertible into Common Stock at a conversion price equal to 75% of the five-day average closing bid price per share of Common Stock immediately prior to conversion. The Company may call such shares for redemption at a price equal to 133% of the liquidation preference of the shares. The Company is obligated to register for public sale the shares of Common Stock issuable to holders of Series 6 and Series 7 Convertible Preferred Stock, and expects to file with the Securities and Exchange Commission a registration statement in which such shares are included.

     The Company will file a Certificate of Designation authorizing up to 1,500 shares of Series 8 Convertible Preferred Stock, which will contain terms and conditions similar to those governing shares of Series 6 and Series 7 Convertible Preferred Stock. The Company has received a written commitment to purchase 25 Series 8 shares at a price of $1,000 per share.

Other Developments.

     The Company's subsidiaries and operations have been consolidated into two distinct divisions, a Systems Integration Group, and a production division which assembles and markets custom-built servers, workstations and personal computers. The Systems Integration Group, which includes the Company's Vircom, Vircom TG, Nevcor TG, Natcom and Natcom Automated Solutions units, acts as a value-added reseller and provides a range of information technology consulting services, including systems integration, internal and external linking of networks, installation of new applications, assistance with non-compatible operating systems and architectures, and design and support services for enterprise-wide client server computer systems. The production division assembles, supplies and supports state-of-the-art, custom-built network products, including servers, workstations and personal computers, and markets them to large corporate and institutional customers and to systems integrators and value-added resellers.

     Anthony R. Cucchi has resigned as Vice Chairman and as a director of the Company, effective January 23, 1998, in order to pursue other interests. In addition, David Boim, the President of Global In-Sync, was replaced by Eileen Buonomo, while direction of the division's sales and marketing efforts continues under Eric Ohngemach.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 27, 1998


                                         GLOBAL INTELLICOM, INC.
                                         -----------------------
                                         (Registrant)


                                         By: /s/ N. Norman Muller
                                         --------------------------
                                         N. Norman Muller, Chairman and
                                         Chief Executive Officer
                                              -3-